                                                 Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2025 AND PROVIDES 2026 OUTLOOK

Company Announces $150 Million Increase in Share Repurchase Authorization

MIAMI - February 19, 2026 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the fourth quarter and the year ended December 31, 2025.

Fourth Quarter 2025 Highlights (compared to fourth quarter 2024):

•On a reported basis, revenue increased 28% to $541.4 million. On an organic constant currency basis1, revenue increased by 16% and was favorably affected by approximately $25 million of intra-year academic calendar timing.
•Operating income was $179.5 million, compared to $124.2 million for the fourth quarter of 2024.
•Net income was $171.5 million, compared to net income of $93.6 million for the fourth quarter of 2024. The increase in net income compared to 2024 was mainly driven by higher operating income as well as a discrete tax benefit of $56.9 million recorded during the three months ended December 31, 2025.
•Adjusted EBITDA was $204.3 million, compared to $141.1 million for the fourth quarter of 2024. Adjusted EBITDA in the fourth quarter of 2025 was favorably affected by approximately $21 million of intra-year academic calendar timing.

Year Ended December 31, 2025 Highlights (compared to year ended December 31, 2024):

•New enrollments increased 8%.
•Total enrollments increased 5%.
•On a reported basis, revenue increased 9% to $1,701.9 million. On an organic constant currency basis1, revenue was up 8%.
•Operating income was $431.1 million, compared to $374.0 million for 2024.
•Net income was $283.8 million, compared to net income of $296.4 million for 2024. The decrease in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2024.
•Adjusted EBITDA was $518.9 million, as compared to $450.1 million for 2024.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Laureate delivered another strong year of performance in 2025, with sustained revenue growth and expanding margins. Our robust balance sheet and significant free cash flow generation enabled us to continue investing in our long-term growth strategy, including the opening of two new campuses and further innovation in digital and AI capabilities, while returning more than $200 million of excess capital to shareholders through share repurchases. As we enter 2026, we continue to see attractive growth opportunities across our local markets and remain focused on executing our growth agenda while continuing to return excess capital to shareholders.”

Mr. Serck-Hanssen added, “I am profoundly grateful to each member of the Laureate community for their dedication, compassion, and steadfast commitment to our students’ success in 2025. Together, our more than 30,000 faculty and staff are advancing our mission to transform lives and strengthen communities in Mexico and Peru by expanding access to affordable, high-quality education.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Fourth Quarter 2025 Results

For the fourth quarter of 2025, revenue on a reported basis was $541.4 million, an increase of $118.0 million, or 28%, compared to the fourth quarter of 2024. On an organic constant currency basis, revenue increased 16%. Revenue in the fourth quarter of 2025 was favorably affected by approximately $25 million of intra-year academic calendar timing. Operating income for the fourth quarter of 2025 was $179.5 million, compared to $124.2 million for the fourth quarter of 2024, an increase of $55.3 million. Net income was $171.5 million for the fourth quarter of 2025, compared to net income of $93.6 million in the fourth quarter of 2024, an increase of $77.9 million. The increase in net income was mainly driven by higher operating income compared to 2024. Basic and diluted earnings per share for the fourth quarter of 2025 were $1.18 and $1.17, respectively.

Adjusted EBITDA for the fourth quarter of 2025 was $204.3 million, compared to Adjusted EBITDA of $141.1 million for the fourth quarter of 2024. Adjusted EBITDA in the fourth quarter of 2025 was favorably affected by approximately $21 million of intra-year academic calendar timing.

Year Ended December 31, 2025 Results

New enrollments for full-year 2025 increased 8% compared to new enrollment activity for full-year 2024, and total enrollments were up 5%. New and total enrollments in Peru increased 13% and 7%, respectively, compared to 2024. New and total enrollments in Mexico increased 5% and 4%, respectively, compared to 2024.

For the full-year 2025, revenue on a reported basis was $1,701.9 million, an increase of $135.3 million, or 9%, compared to 2024. On an organic constant currency basis, revenue increased 8%. Operating income for 2025 was $431.1 million compared to $374.0 million for 2024. The increase in operating income versus the prior year resulted mainly from growth in revenue and cost controls. Net income for 2025 was $283.8 million, compared to net income of $296.4 million for 2024, a decrease of $12.6 million. The decrease in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to 2024. Basic and diluted earnings per share for 2025 were $1.91 and $1.89, respectively.

Adjusted EBITDA for 2025 was $518.9 million, compared to Adjusted EBITDA of $450.1 million for 2024.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong balance sheet position. As of December 31, 2025, Laureate had $146.7 million of cash and cash equivalents and gross debt of $129.1 million. Accordingly, net cash was $17.6 million as of December 31, 2025.

Laureate repurchased approximately $217 million of its common stock during 2025 under the previously announced stock repurchase programs. As of December 31, 2025, the Company had approximately $31 million of share repurchase authorization remaining on its previously announced stock repurchase program.

As of December 31, 2025, Laureate had 142.9 million total shares outstanding.

Increase in Share Repurchase Program

Laureate today announced that its board of directors approved a $150 million increase to its existing stock repurchase program, from $250 million to $400 million, to acquire shares of the Company's common stock. After giving effect to this new authorization and taking into account the $219 million of cumulative repurchases through December 31, 2025, the Company may repurchase up to approximately $181 million of its common stock under its stock repurchase program, which has no fixed expiration date. The Company intends to finance the repurchases with free cash flow, excess cash and liquidity on-hand, including available capacity under its Revolving Credit Facility. The Company’s proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Repurchases may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company’s board of directors will review the share repurchase program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program.

Outlook for Fiscal 2026

Laureate's 2026 outlook shows continued growth momentum and margin opportunities.

Based on assumed foreign exchange spot rates2, Laureate currently expects its full-year 2026 results to be as follows:

•Total enrollments are expected to be in the range of 516,000 to 521,000 students, reflecting growth of 4%-5% versus 2025;
•Revenues are expected to be in the range of $1,890 million to $1,905 million, reflecting growth of 11%-12% on an as-reported basis and growth of 6%-7% on an organic constant currency basis versus 2025;
•Adjusted EBITDA is expected to be in the range of $583 million to $593 million, reflecting growth of 12%-14% on an as-reported basis and 7%-9% on an organic constant currency basis versus 2025; and
•Adjusted earnings per share (Adjusted EPS) is expected to be in the range of $1.95 - $2.03 per share3, reflecting growth of 13%-18% on an as-reported basis.

Reconciliations of forward-looking non-GAAP measures, specifically the 2026 Adjusted EBITDA outlook and 2026 Adjusted EPS outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA and projected Adjusted EPS to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ42025 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January 2026, and assumed FX rates (local currency per U.S. Dollar) of MXN 17.95 and PEN 3.45 for February - December 2026. FX impact may change based on fluctuations in currency rates in future periods.

3 Assumes diluted weighted average shares outstanding of approximately 144 million.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, Adjusted net income, and Adjusted EPS), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 19, 2026, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measures of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total cash and cash equivalents, net of debt (or net cash). We have included the non-GAAP measures of Adjusted EBITDA and net cash because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into the Company’s underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, other non-operating income, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations. Beginning in the fourth quarter of 2025, the Company determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax expense and totaled $0.6 million and $6.1 million for the three months and year ended December 31, 2025, respectively, should be excluded from Adjusted net income and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations. For comparability and to conform the prior year to the current year presentation, the Company has revised the 2024 amount for discrete tax items by $2.1 million and $8.5 million for the three months and year ended December 31, 2024, respectively, to adjust for the 2024 interest related to these legacy tax liabilities.

Total cash and cash equivalents, net of debt (or net cash) consists of total cash and cash equivalents, less total gross debt. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total cash and cash equivalents, net of debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 500,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	FY 2025	FY 2024	Change	As of 12/31/2025	As of 12/31/2024	Change
Mexico	168,100	160,300	5%	269,400	258,500	4%
Peru	104,100	92,100	13%	228,300	213,500	7%
Laureate	272,200	252,400	8%	497,700	472,000	5%

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS, except per share amounts	2025	2024	Change	2025	2024	Change
Revenues	$541.4	$423.4	$118.0	$1,701.9	$1,566.6	$135.3
Costs and expenses:
Direct costs	347.5	288.0	59.5	1,219.8	1,146.9	72.9
General and administrative expenses	14.4	11.2	3.2	51.1	45.8	5.3
Operating income	179.5	124.2	55.3	431.1	374.0	57.1
Interest income	2.1	1.8	0.3	7.1	8.1	(1.0)
Interest expense	(2.5)	(3.3)	0.8	(10.7)	(18.1)	7.4
Other income, net	7.0	0.7	6.3	7.9	1.2	6.7
Foreign currency exchange (loss) gain, net	(3.5)	14.3	(17.8)	(34.6)	50.7	(85.3)
Gain (loss) on disposals of subsidiaries, net	—	1.8	(1.8)	—	(1.3)	1.3
Income from continuing operations before income taxes and equity in net income of affiliates	182.6	139.5	43.1	400.9	414.5	(13.6)
Income tax expense	(11.0)	(46.5)	35.5	(117.3)	(119.0)	1.7
Equity in net income of affiliates, net of tax	0.2	0.2	—	0.2	0.2	—
Income from continuing operations	171.8	93.2	78.6	283.8	295.7	(11.9)
(Loss) income from discontinued operations, net of tax	(0.2)	0.3	(0.5)	—	0.7	(0.7)
Net income	171.5	93.6	77.9	283.8	296.4	(12.6)
Net loss (income) attributable to noncontrolling interests	—	0.1	(0.1)	(2.2)	0.1	(2.3)
Net income attributable to Laureate Education, Inc.	$171.6	$93.6	$78.0	$281.6	$296.5	$(14.9)

Basic and diluted earnings per share:
Basic weighted average shares outstanding	145.8	150.7	(4.9)	147.8	153.3	(5.5)
Diluted weighted average shares outstanding	147.0	151.5	(4.5)	148.7	153.9	(5.2)
Basic earnings per share	$1.18	$0.62	$0.56	$1.91	$1.93	$(0.02)
Diluted earnings per share	$1.17	$0.62	$0.55	$1.89	$1.92	$(0.03)

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2025	2024	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$275.9	$226.1	22%	12%	$49.8	$26.7	$—	$23.1
Peru	265.5	197.2	35%	22%	68.3	42.8	—	25.5
Corporate & Eliminations	—	0.1	(100)%	(100)%	(0.1)	(0.1)	—	—
Total Revenues	$541.4	$423.4	28%	16%	$118.0	$69.4	$—	$48.6

Adjusted EBITDA
Mexico	$93.3	$78.4	19%	10%	$14.9	$7.5	$—	$7.4
Peru	122.1	74.0	65%	49%	48.1	36.2	—	11.9
Corporate & Eliminations	(11.2)	(11.2)	—%	—%	—	—	—	—
Total Adjusted EBITDA	$204.3	$141.1	45%	31%	$63.2	$43.7	$—	$19.3

			% Change		$ Variance Components
For the year ended December 31,	2025	2024	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$877.4	$841.2	4%	9%	$36.2	$79.1	$—	$(42.9)
Peru	824.4	725.2	14%	7%	99.2	53.8	—	45.4
Corporate & Eliminations	0.1	0.2	(50)%	(50)%	(0.1)	(0.1)	—	—
Total Revenues	$1,701.9	$1,566.6	9%	8%	$135.3	$132.8	$—	$2.5

Adjusted EBITDA
Mexico	$229.4	$206.5	11%	17%	$22.9	$34.5	$—	$(11.6)
Peru	328.6	283.4	16%	9%	45.2	25.2	—	20.0
Corporate & Eliminations	(39.1)	(39.8)	2%	2%	0.7	0.7	—	—
Total Adjusted EBITDA	$518.9	$450.1	15%	13%	$68.8	$60.4	$—	$8.4

(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2024 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2025	December 31, 2024	Change
Assets
Cash and cash equivalents	$146.7	$91.4	$55.3
Receivables (current), net	134.7	91.8	42.9
Other current assets	36.9	43.6	(6.7)
Property and equipment, net	628.6	514.3	114.3
Operating lease right-of-use assets, net	335.6	292.4	43.2
Goodwill and other intangible assets	803.5	711.3	92.2
Deferred income taxes	72.2	60.8	11.4
Other long-term assets	46.4	45.6	0.8
Current and long-term assets held for sale	1.7	11.0	(9.3)
Total assets	$2,206.4	$1,862.1	$344.3

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$242.4	$187.6	$54.8
Deferred revenue and student deposits	80.2	64.3	15.9
Total operating leases, including current portion	387.8	327.1	60.7
Total long-term debt, including current portion	127.7	100.3	27.4
Other liabilities	179.6	214.5	(34.9)
Current and long-term liabilities held for sale	—	9.7	(9.7)
Total liabilities	1,017.6	903.5	114.1
Redeemable noncontrolling interests and equity	1.4	1.4	—
Total stockholders' equity	1,187.4	957.1	230.3
Total liabilities and stockholders' equity	$2,206.4	$1,862.1	$344.3

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2025	2024	Change
Cash flows from operating activities
Net income	$283.8	$296.4	$(12.6)
Depreciation and amortization	74.5	68.2	6.3
Loss (gain) on sales and disposal of subsidiaries, property and equipment and leases, net	0.2	(5.1)	5.3
Deferred income taxes	(1.8)	(38.5)	36.7
Unrealized foreign currency exchange loss (gain)	35.4	(53.1)	88.5
Income tax receivable/payable, net	(43.9)	(30.6)	(13.3)
Working capital, excluding tax accounts	(97.3)	(103.9)	6.6
Other non-cash adjustments	115.3	99.2	16.1
Net cash provided by operating activities	366.2	232.7	133.5
Cash flows from investing activities
Purchase of property and equipment	(103.0)	(71.9)	(31.1)
Receipts from sales of property and equipment	0.3	18.0	(17.7)
Net receipts (payments) related to sales of discontinued operations	0.1	(3.6)	3.7
Net cash used in investing activities	(102.6)	(57.5)	(45.1)
Cash flows from financing activities
Decrease in long-term debt, net	(2.9)	(60.4)	57.5
Payments of dividend equivalent rights and special dividends	(0.5)	(1.7)	1.2
Payments to repurchase common stock and excise tax payments	(215.2)	(102.1)	(113.1)
Financing other, net	(4.0)	(2.8)	(1.2)
Net cash used in financing activities	(222.5)	(166.9)	(55.6)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	12.9	(7.5)	20.4
Change in cash included in current assets held for sale	0.3	0.3	—
Net change in Cash and cash equivalents and Restricted cash	54.2	1.0	53.2
Cash and cash equivalents and Restricted cash at beginning of period	97.9	96.9	1.0
Cash and cash equivalents and Restricted cash at end of period	$152.1	$97.9	$54.2

Non-GAAP Reconciliations (1 of 3)

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2025	2024	Change	2025	2024	Change
Net income	$171.5	$93.6	$77.9	$283.8	$296.4	$(12.6)
Plus:
Loss (income) from discontinued operations, net of tax	0.2	(0.3)	0.5	—	(0.7)	0.7
Income from continuing operations	171.8	93.2	78.6	283.8	295.7	(11.9)
Plus:
Equity in net income of affiliates, net of tax	(0.2)	(0.2)	—	(0.2)	(0.2)	—
Income tax expense	11.0	46.5	(35.5)	117.3	119.0	(1.7)
Income from continuing operations before income taxes and equity in net income of affiliates	182.6	139.5	43.1	400.9	414.5	(13.6)
Plus:
(Gain) loss on disposal of subsidiaries, net	—	(1.8)	1.8	—	1.3	(1.3)
Foreign currency exchange loss (gain), net	3.5	(14.3)	17.8	34.6	(50.7)	85.3
Other income, net	(7.0)	(0.7)	(6.3)	(7.9)	(1.2)	(6.7)
Interest expense	2.5	3.3	(0.8)	10.7	18.1	(7.4)
Interest income	(2.1)	(1.8)	(0.3)	(7.1)	(8.1)	1.0
Operating income	179.5	124.2	55.3	431.1	374.0	57.1
Plus:
Depreciation and amortization	21.2	16.1	5.1	74.5	68.2	6.3
EBITDA	200.7	140.3	60.4	505.6	442.2	63.4
Plus:
Share-based compensation expense (1)	3.6	0.8	2.8	13.3	7.8	5.5
Loss on impairment of assets (2)	—	—	—	—	—	—
Adjusted EBITDA	$204.3	$141.1	$63.2	$518.9	$450.1	$68.8
(1) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(2) Represents non-cash charges related to impairments of long-lived assets.

Non-GAAP Reconciliations (2 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the three months ended December 31,
	2025		2024
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	171.5	1.17	93.6	0.62
Plus:
Income from discontinued operations, net of tax	0.2	—	(0.3)	—
Income from continuing operations	171.8	1.17	93.2	0.62
Plus:
Discrete tax items (2)	(56.3)	(0.38)	2.1	0.01
Loss on debt extinguishment	—	—	—	—
Other non-operating income (3)	(7.0)	(0.05)	—	—
Loss on disposal of subsidiaries, net	—	—	(1.8)	(0.01)
Foreign currency exchange loss (gain), net	3.5	0.02	(14.3)	(0.09)
Loss on impairment of assets	—	—	—	—
Adjusted net income	111.9	0.76	79.3	0.52

Diluted weighted average shares outstanding		147.0		151.5
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.

(2) For 2025, discrete tax items include a non-cash income tax benefit of approximately $56.9 million for the release of a legacy tax liability upon expiration of the statute during the fourth quarter, partially offset by interest expense related to legacy tax liabilities.

Beginning in the fourth quarter of 2025, the Company determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax expense and totaled $0.6 million and $2.1 million, for the three months ended December 31, 2025 and 2024, respectively, should be excluded from Adjusted net income and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations.

(3) For 2025, other non-operating income represents a corporate insurance settlement related to a divested operation. The gain is included in Other income (expense), net on the consolidated statements of operations.

Non-GAAP Reconciliations (3 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the year ended December 31,
	2025		2024
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	$283.8	1.89	$296.4	$1.92
Plus:
Income from discontinued operations, net of tax	—	—	(0.7)	—
Income from continuing operations	283.8	1.89	295.7	1.92
Plus:
Discrete tax items (2)	(55.5)	(0.37)	(29.4)	(0.20)
Loss on debt extinguishment	—	—	—	—
Other non-operating income (3)	(7.0)	(0.05)	—	—
Loss on disposal of subsidiaries, net	—	—	1.3	0.01
Foreign currency exchange loss (gain), net	34.6	0.23	(50.7)	(0.33)
Loss on impairment of assets	—	—	—	—
Adjusted net income	$255.9	$1.72	$217.0	$1.41

Diluted weighted average shares outstanding		148.7		153.9
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.

(2) For 2025, discrete tax items include a non-cash income tax benefit of approximately $4.7 million that was recorded upon resolution of a tax contingency related to a dormant subsidiary, as well as a non-cash income tax benefit of approximately $56.9 million for the release of a legacy tax liability upon expiration of the statute during the fourth quarter, partially offset by interest expense related to legacy tax liabilities. For 2024, discrete tax items include a non-cash deferred tax benefit of approximately $37.9 million related to the release of a deferred tax liability that was no longer required upon completion of an entity restructuring, partially offset by interest expense related to legacy tax liabilities.

Beginning in the fourth quarter of 2025, the Company determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax expense and totaled $6.1 million in 2025, should be excluded from Adjusted net income and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations. For comparability and to conform the prior year to the current year presentation, the Company has revised the 2024 amount for discrete tax items by $8.5 million to adjust for the 2024 interest related to these legacy tax liabilities.

(3) For 2025, other non-operating income represents a corporate insurance settlement related to a divested operation. The gain is included in Other income (expense), net on the consolidated statements of operations.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.